Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year-to-date Period Ended September 30, 2012, and Announces the Approval of a Stock Repurchase Program

WELLESLEY, Mass.--(BUSINESS WIRE)--October 31, 2012--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $537,000 for the quarter ended September 30, 2012, compared to net income of $528,000 for the same period in 2011. Earnings per share for the quarter ended September 30, 2012 were $0.24, basic and fully diluted. The Bank completed its mutual-to-stock conversion (the “Conversion”) and the Company’s public offering on January 25, 2012. Accordingly, the 2011 results reflect the Bank on a consolidated basis and do not include the Company which was not an operating company during 2011. In addition, earnings per share information is not presented for periods where the shares were not outstanding for the entire period. For the nine months ended September 30, 2012, the Company reported net income of $418,000, compared to net income of $1.5 million for the same period in 2011. The 2012 results reflect a one-time $1.8 million pre-tax contribution ($1.1 million after-tax) to the Wellesley Bank Charitable Foundation formed in connection with the conversion.

Net Income

With respect to the quarter ended September 30, 2012, net income increased $9,000 to $537,000, compared to the quarter ended September 30, 2011. Net interest income increased 11.3% to $2.9 million for the quarter ended September 30, 2012 from $2.6 million in the comparable 2011 period. The increase was largely due to higher levels of interest income from growth in our loan portfolio, partially offset by higher interest expense as we increased our balances of Federal Home Loan Bank (FHLB) advances, which funded much of our loan growth. Deposit costs declined slightly due to the generally lower interest rate environment. The net interest margin was 3.56% for the 2012 quarter, compared to 4.01% for the 2011 quarter as funding costs declined more slowly than earning asset yields in the period.

For the quarter ended September 30, 2012, noninterest expense increased $413,000 to $2.1 million, compared to $1.7 million for the comparable 2011 period. Salaries and employee benefits were $1.2 million for the quarter ended September 30, 2012, comparable to $1.2 million recorded for the 2011 period. In the 2011 period, we incurred $425,000 of expense in connection with funding a defined benefit plan that was terminated effective November 1, 2011. There were no comparable costs recorded in 2012. Additional salaries and employee benefits have been incurred in 2012 due to additional branch staff, lending staff, and wealth management personnel, as compared to the 2011 period. Occupancy and equipment expense increased $137,000 to $346,000 for the three-month period ended September 30, 2012, compared to $209,000 in 2011. This increase primarily resulted from rent increases and costs associated with our new branch that opened in April 2012. FDIC assessments, included in other general and administrative expense, increased $119,000 on a comparative basis as changes in the assessment formula in 2011 were reflected as a $51,000 benefit in the quarter ended September 30, 2011.

The decrease in net income for the nine month period ended September 30, 2012, as compared to the nine month period ended September 30, 2011, was primarily a result of the one-time $1.8 million pre-tax ($1.1 million after tax) contribution to the foundation established in connection with the completion of our Conversion. Exclusive of this contribution, pre-tax earnings were $2.4 million for the nine month period ended September 30, 2012, a slight increase compared to $2.3 million of pre-tax income for the nine month period ended September 30, 2011. The provision for loan losses declined to $400,000 for the nine month period ended September 30, 2012 as compared to $750,000 in the comparable 2011 period, as certain impaired loans have been favorably resolved during the 2012 period leading to a reduction in related specific reserves.

Net interest income increased 11.0% to $8.4 million for the nine month period ended September 30, 2012 from $7.6 million in the comparable 2011 period. The increase was largely due to higher levels of loan and investment income, reflecting growth in each of these portfolios. Interest expense has declined as we replaced our balances of higher cost FHLB advances and higher cost deposits with less costly, longer-term FHLB advances. The net interest margin was 3.70% for the 2012 nine month period, compared to 3.98% for the comparable 2011 period as funding costs declined more slowly than earning asset yields in the period.

For the nine months ended September 30, 2012, noninterest income increased $188,000 to $528,000, compared to $340,000 for the comparable 2011 period as wealth management fees increased $71,000, or 86.6%. Noninterest expense, exclusive of the contribution to the foundation, increased $1.3 million to $6.2 million for the nine months ended September 30, 2012, as compared to $4.9 million for the 2011 period. Salaries and employee benefits were $3.6 million for the nine months ended September 30, 2012, compared to $3.1 million in 2011 due to our new branch and additional personnel added in connection with our wealth management subsidiary and the expansion of our lending activities. Occupancy and equipment expense increased $338,000 to $950,000 for the nine month period ended September 30, 2012, compared to $612,000 in 2011. These increases primarily resulted from rent increases and costs associated with our new branch. Professional service fees, included in other general and administrative expense, increased $255,000 from the comparable nine month period in 2011 in support of legal, regulatory and other matters related to our operating as a public company.

Balance Sheet Growth

Total assets were $357.3 million at September 30, 2012, representing an increase of $54.2 million compared to December 31, 2011. The increase was attributable to loan growth and an increase in securities available for sale. As of December 31, 2011, funds received in connection with the Company’s public offering, in the amount of $19.7 million, were held in a segregated account at the Bank pending completion of the stock offering. A portion of these funds resulted from the transfer of deposit funds within the Bank. These funds were exchanged for stock in the newly formed Company, and are reflected in the stockholders’ equity section of the balance sheet at September 30, 2012.

Net loans increased $46.2 million at September 30, 2012 compared to December 31, 2011. Residential mortgage loans increased $36.5 million, primarily due to growth in our adjustable-rate mortgage portfolio. The portfolio of securities available for sale increased $6.4 million to $42.5 million at September 30, 2012, compared to December 31, 2011, primarily due to increases in floating rate and shorter-maturity corporate bonds.

Deposits increased $34.8 million to $280.0 million at September 30, 2012. The increase was partly attributable to an increase in demand deposit accounts of $5.4 million, an increase of $7.4 million in NOW accounts and an increase in savings accounts of $7.4 million. The increase in NOW account balances was primarily due to the introduction of a corporate sweep account which replaced a short-term borrowing arrangement with corporate customers. FHLB advances increased $24.0 million to $31.5 million as we partially funded loan growth by extending the maturities of these advances in a low rate environment.

Thomas J. Fontaine, President and Chief Executive Officer, said, “We are very pleased that the third quarter of 2012 experienced a continuation of our loan and deposit growth. Residential real estate loan demand was particularly good and we achieved solid core deposit growth primarily in our new branch in Wellesley Lower Falls.”

Stockholders’ equity increased $21.7 million to $44.4 million, or 12.4% of total assets as of September 30, 2012, due to the infusion of capital from the conversion, net of conversion costs. At December 31, 2011, the Bank’s ratio of surplus to total assets was 7.5%.

Stock Repurchase Plan

The Company announced today that the Board of Directors has approved the repurchase of up to 96,286 shares, or approximately 4.0% of the Company’s outstanding common stock. The shares acquired will be used to fund restricted stock awards under the Company's 2012 Equity Incentive Plan, which was approved by stockholders at the Company's annual meeting held on August 15, 2012.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution offering traditional financial services, including competitive banking products and investment management services, within its local communities through its executive office and three full service offices located in Wellesley, Massachusetts. Wellesley Bank was established in 1911 as a Massachusetts-chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary balance sheets and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries Consolidated Balance Sheets (Dollars in thousands) (Unaudited)
	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$23,662	$33,524

Certificates of deposit	600	100
Securities available for sale, at fair value	42,457	36,088
Federal Home Loan Bank of Boston stock, at cost	1,805	1,930
Loans held for sale	8,012	---

Loans	271,787	225,273
Less allowance for loan losses	(3,694)	(3,396)
Loans, net	268,093	221,877

Bank-owned life insurance	6,338	4,208
Premises and equipment, net	2,069	1,168
Other assets	4,281	4,253

Total assets	$357,317	$303,148

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$36,406	$31,017
Interest-bearing	243,641	214,229
	280,047	245,246

Short-term borrowings	---	7,059
Long-term debt	31,500	7,500
Stock subscriptions	---	19,666
Accrued expenses and other liabilities	1,346	946
Total liabilities	312,893	280,417

Stockholders’ equity	44,424	22,731

Total liabilities and stockholders’ equity	$357,317	$303,148

Other Bank Only Data:
Non-performing loans to total loans	1.69%	3.10%
Tier 1 capital to average total assets	9.73%	7.81%
Tier 1 capital to risk-weighted assets	13.30%	10.65%
Total capital to risk-weighted assets	14.55%	11.91%

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (Dollars in thousands) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest and dividend income:
Interest and fees on loans and loans held for sale	$3,281	$2,986	$9,554	$9,001
Other interest and dividend income	251	233	802	667
Total interest and dividend income	3,532	3,219	10,356	9,668
Interest expense	653	632	1,907	2,059
Net interest income	2,879	2,587	8,449	7,609
Provision for loan losses	150	150	400	750
Net interest income, after provision for loan losses	2,729	2,437	8,049	6,859

Total noninterest income	263	110	528	340

Noninterest expenses:
Salaries and employee benefits	1,227	1,249	3,572	3,135
Occupancy and equipment	346	209	950	612
Contributions	---	1	1,801	15
Other general and administrative	564	265	1,698	1,115
Total noninterest expenses	2,137	1,724	8,021	4,877

Income before income taxes	855	823	556	2,322
Provision for income taxes	318	295	138	836

Net income	$537	$528	$418	$1,486

Other Company Data:
Earnings per share (basic and fully diluted)	$0.24	N/A	N/A	N/A
Return on average assets	0.64%	0.79%	0.18%	0.75%
Return on average equity	4.86%	9.69%	1.35%	9.42%
Net interest margin	3.56%	4.01%	3.70%	3.98%

N/A = Not applicable

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer